EXHIBIT 99.1

NEWS

Contact:
Melody Carey
Rx Communications Group, LLC
(917) 322-2571


FOR IMMEDIATE RELEASE


               COLUMBIA LABORATORIES ANNOUNCES MANAGEMENT CHANGES

LIVINGSTON, NJ-- January 9, 2006--Columbia Laboratories, Inc. (NASDAQ: CBRX) today announced the promotion of Robert S. Mills to president and chief operating officer and Michael McGrane to senior vice president, general counsel and secretary, reporting to Mr. Mills. Mr. Mills was also elected to Columbia's Board of Directors.

Stephen G. Kasnet, Chairman of Columbia's Board of Directors, said, "The Board and I have full confidence in Bob and Mike, and the rest of Columbia's team, to execute on the Company's critical projects, including both the Prochieve(R) 8% (progesterone gel) study in preventing preterm delivery in pregnant women who are at increased risk for preterm delivery and the vaginally-administered lidocaine product to treat dysmenorrhea and pelvic pain."

Bob Mills, Columbia's president and chief operating officer, said, "I look forward to leading the talented employees of Columbia Laboratories as we execute the Company's key R&D programs, our dedicated sales force continues promoting our Promoted Products in the U.S., and we continue to support our marketing partners who distribute our Partnered Products around the globe."

Columbia also announced the resignation of president and chief executive officer Fred Wilkinson, effective February 4, 2006, to accept a position with a NYSE-listed pharmaceutical company. Mr. Wilkinson also resigned from the Columbia Board of Directors, effective immediately.

Mr. Kasnet continued, "On behalf of Columbia's Board, shareholders and employees, I extend our thanks and sincere appreciation for Fred's hard work and dedication over the past five years. He led Columbia's transformation from a small development company to its current position as an innovator in developing and marketing products in women's healthcare and endocrinology, and positioned Columbia to further capitalize on its drug delivery technology through its near-term R&D programs. We wish himcontinued success in the years ahead."


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Columbia Laboratories Announces Management Changes
January 9, 2006

Mr. Mills joined Columbia in May 2001 as senior vice president, operations, and was named chief operating officer in September 2003, at which time he assumed full responsibility for R&D, including the preterm study. Previously, Mr. Mills served as senior vice president, manufacturing operations, at Watson Pharmaceuticals and general manager of Schein Pharmaceuticals, now Watson Pharma, Inc., where he was responsible for product development, operations and commercialization of the over $200 million solid dose business. During his 30-year career in the pharmaceutical industry he also served as vice president, operations, at Alpharma, Inc. and held various positions with Aventis, SA.

Mr. McGrane has served as Columbia's vice president, general counsel and secretary since January 2002. He joined Columbia from The Liposome Company, Inc., where he served as vice president, general counsel and secretary, prior to which he was vice president, general counsel and secretary to Novartis Consumer Health, Inc. Previously, Mr. McGrane held various positions with Novartis Pharmaceuticals Corporation, including associate general counsel, and was regulatory counsel to the U.S. Food and Drug Administration. Mr. McGrane received his law degree from Georgetown University and is a member of the New Jersey bar.

About Columbia Laboratories
Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of women's health care and endocrinology products. Columbia markets Prochieve(R) 8% (progesterone gel) for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency and Prochieve(R) 4% (progesterone gel) for the treatment of secondary amenorrhea. The Company also markets Striant(R) (testosterone buccal system) for the treatment of hypogonadism in men. Columbia's products and product candidates utilize the Company's bioadhesive drug delivery technology, which is able to deliver a broad range of compounds, including peptides, across many of the body's mucosal surfaces to address numerous therapeutic areas. The Company is investigating the potential utility of Prochieve(R) 8% in the prevention of preterm birth and developing a vaginally-administered lidocaine product to treat dysmenorrhea and pelvic pain. For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, certain statements of Columbia Laboratories, Inc.'s expectations made in this press release, including those regarding the Company's clinical research programs, strategic direction and prospects, constitute forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties. Those statements include statements regarding the intent, belief or current expectations of Columbia Laboratories and its management team. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of Striant(R), Prochieve(R) 8% and Prochieve(R) 4% in the U.S.; the timing and size of orders for out-licensed products from our marketing partners; the timely receipt of the national marketing authorizations and individual licenses for Striant(R) in European countries; the timely payment of milestone payments by our marketing and product development partners; the timely and successful development of products; the timely and successful completion of clinical studies, including the Prochieve(R) 8% study for preventing preterm delivery and vaginally-delivered lidocaine product candidate study; success in obtaining acceptance and approval of new products and indications for current products by the FDA and international regulatory agencies, including acceptance and approval of an indication for preventing preterm delivery for Prochieve(R) 8% from the FDA; the impact of competitive products and pricing;

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Columbia Laboratories Announces Management Changes
January 9, 2006

competitive economic and regulatory factors in the pharmaceutical and health care industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

Striant(R) and Prochieve(R) are registered trademarks of Columbia Laboratories, Inc.


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